Exhibit 10.3

December ____, 2008

BY HAND DELIVERY

[Insert Name of SEO]
Capital Bank Corporation
333 Fayetteville Street, Suite 700
Raleigh, North Carolina 27601

Dear [Insert SEO’s Name],

Capital Bank Corporation anticipates entering into a Securities Purchase Agreement (the “Participation Agreement”), with the United States Department of Treasury (“Treasury”) that provides for Capital Bank Corporation’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”).  Capital Bank Corporation has been informed by Treasury that the investment contemplated by the Participation Agreement is scheduled to close on December 12, 2008.

If Capital Bank Corporation does not participate in the CPP, this letter shall be of no further force and effect.  Furthermore, if Capital Bank Corporation ceases to participate in the CPP, this letter shall be of no further force and effect as of the earliest possible time permitted following the “CPP Covered Period.”  A “CPP Covered Period” for such purposes shall be any period during which (A) you are a senior executive officer of Capital Bank Corporation and (B) Treasury holds an equity or debt position acquired from Capital Bank Corporation in the CPP.

For Capital Bank Corporation to participate in the CPP and as a condition to the closing of the investment contemplated by the Participation Agreement, Capital Bank and its wholly owned subsidiary, Capital Bank (collectively with Capital Bank Corporation referred to herein as “Capital Bank”), are required to establish specified standards for incentive compensation for Capital Bank’s senior executive officers and to make changes to Capital Bank’s compensation arrangements. To comply with these requirements, and in consideration of the benefits that you will receive as a result of Capital Bank’s participation in the CPP and other good and valuable consideration, you agree as follows:

1.	No Golden Parachute Payments. Capital Bank is prohibiting any golden parachute payment to you during any CPP Covered Period.

2.
Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to you during a CPP Covered Period is subject to recovery or “clawback” by Capital Bank if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

3.
Compensation Program Amendments. Each of Capital Bank’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to you is hereby amended to the extent necessary to give effect to provisions (1) and (2).  In addition, Capital Bank is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of Capital Bank.  To the extent any such review requires revisions to any Benefit Plan with respect to you, you and Capital Bank agree to negotiate such changes promptly and in good faith and execute such additional documents as Capital Bank deems necessary to effect such revisions.

4.	Definitions and Interpretation. This letter shall be interpreted as follows:

	•	“Senior executive officer” means Capital Bank’s “senior executive officers” as defined in subsection 111(b)(3) of EESA.

	•	“Golden parachute payment” shall have the same meaning as in EESA Section 111(b)(2)(C).

•
 “EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation issued by the Department of the Treasury and as published in the Federal Register on October 20, 2008.

•
The term “Capital Bank” includes any entities treated as a single employer with Capital Bank Corporation under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date).  You are also delivering a waiver pursuant to the Participation Agreement, and, as between Capital Bank and you, the term “employer” in that waiver will be deemed to mean Capital Bank as used in this letter.

	•	The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11 (as in effect on the Closing Date).

•
Provisions (1) and (2) of this letter are intended to, and will be interpreted, administered and construed to, comply with EESA Section 111 (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plan in accordance with their terms before giving effect to this letter).

5.
Miscellaneous.  To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of the State of North Carolina.  This letter may be executed in two or more counterparts, each of which will be deemed to be an original.  A signature transmitted by facsimile will be deemed an original signature.

The Board appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.

Yours sincerely,

CAPITAL BANK CORPORATION	CAPITAL BANK

By:	By:
Name:	Name:
Title:	Title:

EXECUTIVE

Intending to be legally bound, I agree with and accept the foregoing terms on the date set forth below.

(SEAL)
[Insert Name]
Date: